Exhibit 99.1

Natural Grocers by Vitamin Cottage Announces Fiscal 2019 Fourth Quarter and Full Year Results and Provides Fiscal 2020 Outlook

Initiates first quarterly cash dividend of $0.07 per common share

Announces amendment and extension of the Company’s $50 million credit facility

Lakewood, Colorado, November 14, 2019. Natural Grocers by Vitamin Cottage, Inc. (NYSE: NGVC) today announced results for its fourth quarter and fiscal year ended September 30, 2019 and provided its outlook for fiscal 2020. The company also announced the initiation of a quarterly dividend and an amendment and extension of its credit facility.

Highlights for Fourth Quarter and Fiscal 2019 Compared to Fourth Quarter and Fiscal 2018

●	Net sales increased 4.5% to $227.2 million in the fourth quarter and increased 6.4% to $903.6 million in fiscal 2019;
●	Daily average comparable store sales increased 1.8% in the fourth quarter and increased 3.1% in fiscal 2019;
●	Operating income was $2.8 million in the fourth quarter and $16.8 million in fiscal 2019;
●	Net income was $1.4 million with diluted earnings per share of $0.06 in the fourth quarter and was $9.4 million with diluted earnings per share of $0.42 in fiscal 2019;
●	Adjusted EBITDA was $10.3 million in the fourth quarter and $46.1 million in fiscal 2019; and
●	Opened one new store and relocated one store in the fourth quarter, resulting in a 3.4% new store growth rate for the twelve-month period ended September 30, 2019.

“We are pleased with our fourth quarter and full year results, achieving our guidance for daily average comparable store sales growth while exceeding our diluted earnings per share guidance,” stated Kemper Isely, Co-President. “As we look forward to fiscal 2020, we remain focused on driving profitable growth and will continue to execute our operational and marketing initiatives, while leveraging our differentiated model and commitment to our founding principles. Consistent with our focus on driving enhanced shareholder value, we are pleased to announce that we have declared our first quarterly cash dividend. The payment of a quarterly cash dividend is a reflection of our confidence in our outlook and strong financial position. The amendment and extension of our $50 million credit facility further strengthens our financial position.”

In addition to presenting the financial results of Natural Grocers by Vitamin Cottage, Inc. and its subsidiaries (collectively, the Company) for the fourth quarter and fiscal year 2019 and 2018 in conformity with U.S. generally accepted accounting principles (GAAP), the Company is also presenting EBITDA and Adjusted EBITDA, which are non-GAAP financial measures. The reconciliation from GAAP to these non-GAAP financial measures is provided at the end of this earnings release.

Operating Results — Fourth Quarter Fiscal 2019 Compared to Fourth Quarter Fiscal 2018

During the fourth quarter of fiscal 2019, net sales increased $9.7 million, or 4.5%, to $227.2 million compared to the same period in fiscal 2018, primarily driven by a $4.0 million increase in comparable store sales and a $6.5 million increase in new store sales, partially offset by a $0.8 million decrease in sales from one store that closed during the first quarter of fiscal 2019. Daily average comparable store sales increased 1.8% in the fourth quarter of fiscal 2019 compared to a 6.3% increase in the fourth quarter of fiscal 2018. The daily average comparable store sales increase during the fourth quarter of fiscal 2019 reflected a 1.8% increase in daily average transaction size and unchanged daily average transaction count. Daily average mature store sales increased 1.2% in the fourth quarter of fiscal 2019 compared to a 3.9% increase in the fourth quarter of fiscal 2018. For fiscal 2019, mature stores include all stores open during or before fiscal 2014.

Gross profit during the fourth quarter of fiscal 2019 increased 2.9% over the same period in fiscal 2018 to $59.0 million. Gross profit reflects earnings after both product and occupancy costs. Gross margin was 26.0% of sales for the fourth quarter of fiscal 2019 compared to 26.3% in the fourth quarter of fiscal 2018. The gross margin reflected lower product margin primarily attributable to a shift in sales mix toward lower margin products.

Store expenses during the fourth quarter of fiscal 2019 increased 4.1%, to $50.1 million compared to the same period in 2018. Store expenses as a percentage of sales decreased to 22.0% during the fourth quarter of fiscal 2019 compared to 22.1% in the fourth quarter of fiscal 2018. This decrease was primarily driven by a decrease in labor-related expenses, marketing expenses and depreciation, all as a percentage of sales. Store expenses included long-lived asset impairment charges of $0.4 million and $0.5 million in the fourth quarter of fiscal 2019 and 2018, respectively.

Administrative expenses increased 12.5% to $5.8 million during the fourth quarter of fiscal 2019 compared to $5.2 million for the same period in 2018. Administrative expenses as a percentage of sales were 2.6% during the fourth quarter of fiscal 2019 compared to 2.4% during the fourth quarter of fiscal 2018.

Pre-opening and relocation expenses decreased $0.3 million to $0.3 million during the fourth quarter of fiscal 2019 compared to the comparable period in fiscal 2018. This decrease was due to the impact of the number and timing of new store openings and relocations. The Company opened one new store and relocated one store in the fourth quarter of each of fiscal 2019 and 2018.

Operating income decreased 19.7% to $2.8 million during the fourth quarter of fiscal 2019 compared to the comparable period in fiscal 2018. Operating margin during the fourth quarter of fiscal 2019 decreased to 1.2% compared to 1.6% in the same period in fiscal 2018.

Interest expense during the fourth quarter of fiscal 2019 was $1.2 million.

The Company’s effective income tax rate for the fourth quarter of fiscal 2019 was 15.6% compared to 8.4% for the fourth quarter of 2018. The lower effective income tax rate in the fourth quarter of fiscal 2018 was attributed to fiscal year-end adjustments related to the company's deferred tax assets and liabilities.

Net income for the fourth quarter of fiscal 2019 was $1.4 million, or $0.06 of diluted earnings per share, compared to net income of $2.1 million, or $0.09 of diluted earnings per share in the fourth quarter of fiscal 2018.

EBITDA decreased 7.0% to $10.0 million in the fourth quarter of fiscal 2019 compared to $10.7 million in the fourth quarter of fiscal 2018. Adjusted EBITDA, which excludes the effect of long-lived asset impairment charges and store closure costs, decreased 8.4% to $10.3 million in the fourth quarter of fiscal 2019 compared to $11.3 million in the fourth quarter of fiscal 2018.

Operating Results — Fiscal Year 2019 Compared to Fiscal Year 2018

During fiscal 2019, net sales increased $54.5 million, or 6.4%, to $903.6 million compared to fiscal 2018. The net sales increase was primarily driven by a $26.3 million increase in comparable store sales and a $30.8 million increase in new store sales, partially offset by a $2.6 million decrease in sales from one store that closed during the first quarter of fiscal 2019. Daily average comparable store sales increased 3.1% in fiscal 2019 compared to a 5.8% increase in fiscal 2018. The daily average comparable store sales increase during fiscal 2019 reflected a 2.9% increase in average transaction size and a 0.2% increase in daily average transaction count. Daily average mature store sales increased 2.1% in fiscal 2019 compared to a 3.0% increase in fiscal 2018.

Gross profit during fiscal 2019 increased 5.8% over fiscal 2018 to $238.8 million. Gross profit reflects earnings after both product and occupancy costs. Gross margin was 26.4% of sales for fiscal 2019 compared to 26.6% for fiscal 2018. The gross margin reflected a shift in sales mix to lower margin products, partially offset by a modest decrease in occupancy costs as a percentage of sales.

Store expenses during fiscal 2019 increased 5.9% to $197.8 million. Store expenses as a percentage of sales decreased to 21.9% during fiscal 2019 compared to 22.0% in fiscal 2018. This decrease was primarily driven by a decrease in labor-related expenses and depreciation, both as a percentage of sales. Store expenses included long-lived asset impairment charges of $0.4 million and $0.5 million in fiscal 2019 and 2018, respectively.

Administrative expenses during fiscal 2019 increased 6.2% to $22.8 million compared to fiscal 2018. Administrative expenses as a percentage of sales were 2.5% during fiscal 2019, consistent with fiscal 2018.

Pre-opening and relocation expenses decreased $0.9 million to $1.4 million during fiscal 2019 compared to fiscal 2018. This decrease was due to the impact of the number and timing of new store openings and relocations. During fiscal 2019, the Company opened six new stores and relocated five stores compared to opening eight new stores and relocating three stores in fiscal 2018.

Operating income increased 11.4% to $16.8 million during fiscal 2019 compared to $15.1 million in fiscal 2018. Operating margin in fiscal 2019 increased to 1.9% compared to 1.8% in fiscal 2018.

Interest expense during fiscal 2019 increased $0.4 million to $5.0 million compared to fiscal 2018, primarily due to an increase in the number of capital leases.

Income tax expense increased $4.6 million during fiscal 2019 to $2.4 million compared to a tax benefit of $2.2 million in fiscal 2018. Income taxes in fiscal year 2018 reflected the favorable impact of a $4.3 million non-cash re-measurement of the Company’s deferred income tax assets and liabilities as a result of the enactment of the Tax Reform Act in December 2017. The Company’s effective income tax rate for fiscal 2019 was approximately 20.3%. Exclusive of the adjustment to deferred income tax assets and liabilities, the Company’s effective tax rate was 20.7% for fiscal 2018.

Net income for fiscal 2019 was $9.4 million, or $0.42 of diluted earnings per share, compared to $12.7 million, or $0.56 of diluted earnings per share for fiscal 2018. The decrease in net income compared to the prior year was driven by the impact of the $4.3 million non-cash re-measurement of the Company’s deferred income tax assets and liabilities, mentioned above. Excluding the favorable impact of the re-measurement of the Company’s deferred tax assets and liabilities, net income for fiscal 2018 was $8.3 million or $0.37 of diluted earnings per share.

EBITDA increased 2.8% to $45.7 million in fiscal 2019 compared to $44.5 million in fiscal 2018. Adjusted EBITDA, which excludes the effect of long-lived asset impairment charges and store closure costs, increased 2.3% to $46.1 million in fiscal 2019 compared to $45.1 million in fiscal 2018.

Balance Sheet and Cash Flow

As of September 30, 2019, the Company had $6.2 million in cash and cash equivalents and $43.3 million available for borrowing under its $50 million revolving credit facility. Credit facility usage was comprised of $5.7 million of direct borrowings and $1.0 million of letters of credit as of September 30, 2019.

During fiscal 2019, the Company generated $37.4 million in cash from operations and invested $31.9 million in net capital expenditures, primarily for new stores and relocations.

Credit Facility

Today the Company announced it has successfully amended and extended its credit facility with Bank of America, further strengthening the Company’s financial profile. The $50 million credit facility has been extended five years to November 13, 2024. The Company has secured more favorable terms, including the addition of language that allows the Company to pay a dividend.

Dividend Announcement

Today the Company announced the declaration of a cash dividend of $0.07 per common share. The dividend will be paid on December 17, 2019 to all stockholders of record at the close of business on December 2, 2019.

Growth and Development

During the fourth quarter of fiscal 2019, the Company opened one new store and relocated one store, ending the quarter with a total store count of 153 stores in 19 states. The Company opened six new stores and relocated five stores in fiscal 2019 compared to opening eight new stores and relocating three stores in fiscal 2018, resulting in 3.4% and 5.7% unit growth rates for the twelve month periods ended September 30, 2019 and September 30, 2018, respectively. Since September 30, 2019, the Company has opened one new store, its first store in Louisiana.

The Company has signed leases for five new stores and acquired the property for two additional new stores to be located in Colorado, New Mexico, Oregon, Utah and Washington. These new stores are planned to open during fiscal 2020 and beyond.

Fiscal 2020 Outlook

For fiscal 2020, the Company expects:

Fiscal 2020 Outlook
Number of new stores	5-6
Number of relocations	1-2
Daily average comparable store sales growth	0.5% to 2.5%
Net income as a percentage of sales	0.9% to 1.1%
Diluted earnings per share[1]	$0.37 to $0.45

Capital expenditures (in millions)	$28 to $33

1 The adoption of the new leasing standard effective October 1, 2019 is expected to result in incremental occupancy expense, which is expected to negatively impact diluted earnings per share by $0.01 to $0.02 for fiscal 2020.

Earnings Conference Call

The Company will host a conference call today at 2:30 p.m. Mountain Time (4:30 p.m. Eastern Time) to discuss this earnings release. The dial-in number is 1-888-347-6606 (US); 1-855-669-9657 (Canada); or 1-412-902-4289 (International). The conference ID is “Natural Grocers by Vitamin Cottage.” A simultaneous audio webcast will be available at http://Investors.NaturalGrocers.com and archived for a minimum of 30 days.

About Natural Grocers by Vitamin Cottage

Natural Grocers by Vitamin Cottage, Inc. (NYSE: NGVC) is an expanding specialty retailer of natural and organic groceries, body care products and dietary supplements whose products must meet strict quality guidelines. The grocery products sold by Natural Grocers may not contain artificial colors, flavors, preservatives or sweeteners, or partially hydrogenated or hydrogenated oils. The Company sells only USDA certified organic produce and exclusively pasture-raised, non-confinement dairy products, and free-range eggs. Natural Grocers’ flexible smaller-store format allows it to offer affordable prices in a shopper-friendly retail environment. The Company also provides extensive free science-based nutrition education programs to help customers make informed health and nutrition choices. The Company, founded in 1955, has 154 stores in 20 states.

Visit www.NaturalGrocers.com for more information and store locations.

Forward-Looking Statements

The following constitutes a “safe harbor” statement under the Private Securities Litigation Reform Act of 1995. Except for the historical information contained herein, statements in this release are “forward-looking statements” and are based on current expectations and assumptions that are subject to risks and uncertainties. All statements that are not statements of historical fact are forward-looking statements. Actual results could differ materially from those described in the forward-looking statements because of factors such as changes in the Company’s industry, business strategy, goals and expectations concerning the Company’s market position, the economy, future operations, margins, profitability, capital expenditures, liquidity and capital resources, future growth, other financial and operating information and other risks detailed in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2018 (the Form 10-K) and the Company’s subsequent quarterly reports on Form 10-Q. The information contained herein speaks only as of the date of this release and the Company undertakes no obligation to update forward-looking statements, except as may be required by the securities laws.

For further information regarding risks and uncertainties associated with the Company’s business, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of the Company’s filings with the Securities and Exchange Commission, including, but not limited to, the Form 10-K and the Company’s subsequent quarterly reports on Form 10-Q, copies of which may be obtained by contacting Investor Relations at 303-986-4600 or by visiting the Company’s website at http://Investors.NaturalGrocers.com.

Investor Contact:

Scott Van Winkle, ICR, Managing Director, 617-956-6736, scott.vanwinkle@icrinc.com

NATURAL GROCERS BY VITAMIN COTTAGE, INC.

Consolidated Statements of Income

(Unaudited)

(Dollars in thousands, except per share data)

	Three months ended September 30,		Year ended September 30,
	2019	2018	2019	2018
Net sales	$227,209	217,521	903,582	849,042
Cost of goods sold and occupancy costs	168,241	160,219	664,829	623,469
Gross profit	58,968	57,302	238,753	225,573
Store expenses	50,070	48,095	197,792	186,741
Administrative expenses	5,808	5,161	22,837	21,506
Pre-opening and relocation expenses	316	590	1,358	2,273
Operating income	2774	3,456	16,766	15,053
Interest expense, net	(1,161)	(1,179)	(4,952)	(4,560)
Income before income taxes	1,613	2,277	11,814	10,493
(Provision for) benefit from income taxes	(252)	(192)	(2,398)	2,168
Net income	$1,361	2,085	9,416	12,661

Net income per common share:
Basic	$0.06	0.10	0.42	0.57
Diluted	$0.06	0.09	0.42	0.56
Weighted average number of shares of common stock outstanding:
Basic	22,458,944	22,369,228	22,424,328	22,361,898
Diluted	22,538,737	22,566,767	22,554,603	22,413,038

NATURAL GROCERS BY VITAMIN COTTAGE, INC.

Consolidated Balance Sheets

(Unaudited)

(Dollars in thousands, except per share data)

	September 30,
	2019	2018
Assets
Current assets:
Cash and cash equivalents	$6,214	9,398
Accounts receivable, net	5,059	4,738
Merchandise inventory	96,179	94,228
Prepaid expenses and other current assets	7,728	2,590
Total current assets	115,180	110,954
Property and equipment, net	201,635	188,768
Other assets:
Deposits and other assets	1,638	1,682
Goodwill and other intangible assets, net	8,644	5,648
Deferred financing costs, net	17	31
Total other assets	10,299	7,361
Total assets	$327,114	307,083
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$63,162	61,104
Accrued expenses	19,061	17,851
Capital and financing lease obligations, current portion	1,045	736
Total current liabilities	83,268	79,691
Long-term liabilities:
Capital and financing lease obligations, net of current portion	51,475	40,406
Revolving credit facility	5,692	13,192
Deferred income tax liabilities, net	10,420	6,447
Deferred compensation	—	688
Deferred rent	11,393	11,038
Leasehold incentives	7,960	8,895
Total long-term liabilities	86,940	80,666
Total liabilities	170,208	160,357

Stockholders’ equity:
Common stock, $0.001 par value. 50,000,000 shares authorized, 22,510,279 shares issued at 2019 and 2018, and 22,463,057 and 22,373,382 outstanding at 2019 and 2018, respectively	23	23
Additional paid-in capital	56,319	56,236
Retained earnings	100,923	91,507
Common stock in treasury at cost, 47,222 and 136,897 shares at 2019 and 2018, respectively	(359)	(1,040)
Total stockholders’ equity	156,906	146,726
Total liabilities and stockholders’ equity	$327,114	307,083

NATURAL GROCERS BY VITAMIN COTTAGE, INC.

Consolidated Statements of Cash Flows

(Unaudited)

(Dollars in thousands)

	Year ended September 30,
	2019	2018
Operating activities:
Net income	$9,416	12,661
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	28,977	29,430
Impairment of long-lived assets and store closing costs	380	585
Gain on disposal of property and equipment	(131)	—
Share-based compensation	1,185	810
Deferred income tax expense (benefit)	3,973	(5,972)
Non-cash interest expense	13	12
Changes in operating assets and liabilities
(Increase) decrease in:
Accounts receivable, net	(315)	145
Income tax receivable	(5,174)	943
Merchandise inventory	(1,951)	(615)
Prepaid expenses and other assets	42	(390)
Increase (decrease) in:
Accounts payable	1,024	1,845
Accrued expenses	1,211	3,644
Deferred compensation	(688)	(543)
Deferred rent and leasehold incentives	(580)	308
Net cash provided by operating activities	37,382	42,863
Investing activities:
Acquisition of property and equipment (1)	(30,030)	(23,687)
Acquisition of other intangibles (1)	(2,703)	(30)
Proceeds from sale of property and equipment	836	34
Proceeds from property insurance settlements	32	140
Net cash used in investing activities	(31,865)	(23,543)
Financing activities:
Borrowings under credit facility	405,900	376,000
Repayments under credit facility	(413,400)	(391,200)
Repurchases of common stock	—	(581)
Capital and financing lease obligations payments	(780)	(573)
Payments on withholding tax for restricted stock unit vesting	(421)	(89)
Net cash used in financing activities	(8,701)	(16,443)
Net (decrease) increase in cash and cash equivalents	(3,184)	2,877
Cash and cash equivalents, beginning of year	9,398	6,521
Cash and cash equivalents, end of year	$6,214	9,398
Supplemental disclosures of cash flow information:
Cash paid for interest	$787	878
Cash paid for interest on capital and financing lease obligations, net of capitalized interest of $268 and $187, respectively	4,148	3,611
Income taxes paid	4,734	1,958
Deferred compensation paid	700	700
Supplemental disclosures of non-cash investing and financing activities:
Acquisition of property and equipment not yet paid	$6,289	5,254
Proceeds from sale of property and equipment not yet received	6	23
Property acquired through capital and capital financing lease obligations	12,156	8,285

(1) Certain prior year amounts have been separated for consistency with current year presentation.

NATURAL GROCERS BY VITAMIN COTTAGE, INC.

Non-GAAP financial measures

(Unaudited)

EBITDA and Adjusted EBITDA

EBITDA and Adjusted EBITDA are not measures of financial performance under GAAP. We define EBITDA as net income before interest expense, provision for income taxes, depreciation and amortization. We define Adjusted EBITDA as EBITDA as adjusted to exclude the effects of certain income and expense items that management believes make it more difficult to assess the Company’s actual operating performance, including certain items which are generally non-recurring, such as impairment charges and store closing costs. The adjustments to EBITDA in the year ended September 30, 2019 related to impairment of long-lived assets charges. The adjustments to EBITDA in the year ended September 30, 2018 related to impairment of long-lived asset charges and store closing costs.

The following table reconciles net income to EBITDA and Adjusted EBITDA, dollars in thousands:

	Three Months ended September 30,		Year ended September 30,
	2019	2018	2019	2018
Net income	$1,361	2,085	$9,416	12,661
Interest expense, net	1,161	1,179	4,952	4,560
Provision for (benefit from) income taxes	252	192	2,398	(2,168)
Depreciation and amortization	7,194	7,261	28,977	29,430
EBITDA	9,968	10,717	45,743	44,483
Impairment of long-lived assets and store closing costs	380	585	380	585
Adjusted EBITDA	$10,348	11,302	$46,123	45,068

EBITDA decreased 7.0% to $10.0 million in the three months ended September 30, 2019 compared to $10.7 million in the three months ended September 30, 2018. EBITDA as a percentage of sales was 4.4% and 4.9% for the three months ended September 30, 2019 and 2018, respectively. EBITDA increased 2.8% to $45.7 million in the year ended September 30, 2019 compared to $44.5 million in the year ended September 30, 2018. EBITDA as a percentage of sales was 5.1% and 5.2% for the years ended September 30, 2019 and 2018, respectively.

Adjusted EBITDA decreased 8.4% to $10.3 million in the three months ended September 30, 2019 compared to $11.3 million in the three months ended September 30, 2018. Adjusted EBITDA as a percentage of sales was 4.6% and 5.2% for the three months ended September 30, 2019 and 2018, respectively. Adjusted EBITDA increased 2.3% to $46.1 million in the year ended September 30, 2019 compared to $45.1 million in the year ended September 30, 2018. Adjusted EBITDA as a percentage of sales was 5.1% and 5.3% for the years ended September 30, 2019 and 2018, respectively.

Management believes that some investors’ understanding of our performance is enhanced by including EBITDA and Adjusted EBITDA, each of which is a non-GAAP financial measure. We believe EBITDA and Adjusted EBITDA provide additional information about: (i) our operating performance, because they assist us in comparing the operating performance of our stores on a consistent basis, as they remove the impact of non-cash depreciation and amortization expense as well as items not directly resulting from our core operations such as interest expense and income taxes and (ii) our performance and the effectiveness of our operational strategies. Additionally, EBITDA is a component of a measure in our financial covenants under our credit facility.

Furthermore, management believes some investors use EBITDA and Adjusted EBITDA as supplemental measures to evaluate the overall operating performance of companies in our industry. Management believes that some investors’ understanding of our performance is enhanced by including these non-GAAP financial measures as a reasonable basis for comparing our ongoing results of operations. By providing these non-GAAP financial measures, together with a reconciliation from net income, we believe we are enhancing investors’ understanding of our business and our results of operations, as well as assisting investors in evaluating how well we are executing our strategic initiatives.

Our competitors may define EBITDA and Adjusted EBITDA differently, and as a result, our measure of EBITDA and Adjusted EBITDA may not be directly comparable to EBITDA and Adjusted EBITDA of other companies. Items excluded from EBITDA and Adjusted EBITDA are significant components in understanding and assessing financial performance. EBITDA and Adjusted EBITDA are supplemental measures of operating performance that do not represent, and should not be considered in isolation or as an alternative to, or substitute for, net income or other financial statement data presented in our consolidated financial statements as indicators of financial performance. EBITDA and Adjusted EBITDA have limitations as analytical tools, and should not be considered in isolation, or as a substitute for analysis of our results as reported under GAAP. Some of the limitations are:

●	EBITDA and Adjusted EBITDA do not reflect our cash expenditures, or future requirements for capital expenditures or contractual commitments;

●	EBITDA and Adjusted EBITDA do not reflect changes in, or cash requirements for, our working capital needs;

●	EBITDA and Adjusted EBITDA do not reflect any impact for straight-line rent expense for leases classified as capital and financing lease obligations;

●	EBITDA and Adjusted EBITDA do not reflect the interest expense, or the cash requirements necessary to service interest or principal payments on our debt;

●	EBITDA and Adjusted EBITDA do not reflect our tax expense or the cash requirements to pay our taxes; and

●

although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future and EBITDA and Adjusted EBITDA do not reflect any cash requirements for such replacements.

Due to these limitations, EBITDA and Adjusted EBITDA should not be considered as a measure of discretionary cash available to us to invest in the growth of our business. We compensate for these limitations by relying primarily on our GAAP results and using EBITDA and Adjusted EBITDA as supplemental information.